Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-262557
The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion, Dated April 18, 2023

Pricing Supplement dated April , 2023 to the
Prospectus Supplement dated March 4, 2022 and
Prospectus Dated March 4, 2022
The Toronto-Dominion Bank $[ ● ] Floating Rate Notes Due October 28, 2024
The Toronto-Dominion Bank (“TD” or “we”) is offering the Floating Rate Notes due October 28, 2024 (the “Notes”) described below.
CUSIP / ISIN: 89114YW23 / US89114YW239
The Notes will accrue interest quarterly at a per annum rate, calculated using the Day Count Fraction, as specified below:
•
The greater of (a) the Minimum Interest Rate of 0.00% and (b) the 2-Year U.S. Dollar SOFR ICE Swap Rate as of the applicable Interest Reset Date plus the spread of 1.25%. In no event, will the Interest Rate be less than the Minimum Interest Rate of 0.00%.

TD will pay interest on the Notes on the 28th calendar day of each January, April, July and October (each an “Interest Payment Date”), commencing on July 28, 2023.
Any payments on the Notes are subject to the credit risk of TD. The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.
The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Investment in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-5 of this pricing supplement, “Risk Factors” beginning on page S-4 of the prospectus supplement dated March 4, 2022 (the “prospectus supplement”) and “Risk Factors” beginning on page 1 of the prospectus dated March 4, 2022 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date, against payment in immediately available funds.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$1,000.00	Up to $12.00	At least $988.00
Total	$	$	$
1 Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $990.00 (99.00%) per Note.
2 TD Securities (USA) LLC will receive a commission of up to $12.00 (1.20%) per Note and may use all or a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The total “Underwriting Discount” and “Proceeds to TD” to be specified above will reflect the aggregate of the underwriting discounts per Note at the time TD established any hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

TD SECURITIES (USA) LLC	P-1

Floating Rate Notes Due October 28, 2024

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series E
Type of Note:	Floating Rate Notes
CUSIP / ISIN:	89114YW23 / US89114YW239
Underwriter:	TD Securities (USA) LLC
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount:	$1,000 per Note
Issue Price:	100% of the Principal Amount per Note
Pricing Date:	April 26, 2023
Issue Date:	April 28, 2023, which is two DTC settlement days following the Pricing Date.
Maturity Date:	October 28, 2024, or if such day is not a Business Day, the next following Business Day.
Payment at Maturity	On the Maturity Date, TD will pay you the Principal Amount of your Notes plus any accrued and unpaid interest.
Interest Rate:	The Notes will bear interest at the Floating Interest Rate, subject to the Minimum Interest Rate.
Interest Period:
For each Interest Payment Date, the quarterly period from, and including, the previous Interest Payment Date (or the Issue Date in the case of the first Interest Payment Date) to, but excluding, the applicable Interest Payment Date (or the Maturity Date in the case of the final Interest Payment Date).

Floating Interest Rate:	2-Year SOFR CMS Rate as of the applicable Interest Reset Date (USD) plus the Spread.
2-Year SOFR CMS Rate (USD) or the Floating Reference Rate:
Means, as of any Interest Reset Date, the constant maturity swap (“CMS”) rate for U.S. dollar swaps with a maturity of two years, expressed as a percentage, which appears on the Bloomberg Professional® service (“Bloomberg”) page “USISSO02” <Index> (or any successor service or page as determined by the Calculation Agent), as of 11:00 a.m., New York City time on such Interest Reset Date, or, if the Floating Reference Rate cannot be determined by reference to the foregoing Bloomberg page (or any successor service or page), the rate determined by the Calculation Agent after consulting such sources as the Calculation Agent deems comparable to the foregoing page or any other source that it deems reasonable.
Notwithstanding the above, if the Calculation Agent determines that the 2-Year SOFR CMS Rate (USD) has been permanently or indefinitely discontinued prior to an Interest Reset Date, then the Calculation Agent or its designee will select a substitute rate for each future Interest Reset Date with reference to (1) any alternative reference rate selected by the central bank, monetary authority or any similar institution and (2) accepted market practice and usage, as discussed further in the prospectus supplement under “Description of the Notes We May Offer — Interest Rates — Floating Rate Notes — CMS Rate Notes”.

Spread:	125 basis points (1.25%)
Interest Reset Dates:	For each Interest Period, two U.S. Government Securities Business Days (as defined below) prior to the previous Interest Payment Date (or the Issue Date in the case of the first Interest Period).

TD SECURITIES (USA) LLC	P-2

Minimum Interest Rate:	0.00%
Day Count Fraction:
30/360
For the avoidance of doubt, each month is deemed to have 30 days and each year is deemed to have 360 days. Therefore, each Interest Period will be deemed to have 90 days and each year will be deemed to have 360 days.

Interest Payment Dates:
Quarterly, on the 28th calendar day of each January, April, July and October, commencing on July 28, 2023 and ending on the Maturity Date. If an Interest Payment Date is not a Business Day, interest payments will be paid on the next following Business Day without any adjustment to the Interest Payment or any Interest Period.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Government Securities Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

U.S. Tax Treatment:
The Notes should be treated for U.S. federal income tax purposes as variable rate debt instruments. Please see the discussion below under “Material U.S. Federal Income Tax Consequences”, which applies to your Notes.

Canadian Tax Treatment:
Please see the discussion in the prospectus under “Tax Consequences—Canadian Taxation”, which applies to the Notes. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the Notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals.

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities—Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Listing” above and the terms appearing under the caption “Description of the Notes We May Offer” in the prospectus supplement, as modified by this pricing supplement.

Canadian Bail-in Powers:	The Notes are not bail-inable notes (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
The Pricing Date, the Issue Date and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-3

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” of this pricing supplement and “Risk Factors” of the prospectus supplement and the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
◾	Prospectus Supplement dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066255/d231177d424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-4

Additional Risk Factors
The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see the prospectus supplement and the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances. Accordingly, you should consult your investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of your particular circumstances.
Risks Relating to Structure and Credit Characteristics
Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Interest Payment Dates and the Maturity Date, and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
The Amount of Each Interest Payment on an Interest Payment Date is Variable and May Be as Low as the Minimum Interest Rate.
You will receive interest on the applicable Interest Payment Date based on a rate per annum equal to the Floating Interest Rate, subject to the Minimum interest Rate. While the interest rate applicable to each Interest Payment Date will fluctuate because it is based on the Floating Interest Rate, the Interest Rate for any Interest Payment Date will not be less than the Minimum Interest Rate. You should consider, among other things, the overall potential interest payments payable on the Notes as compared to that of our or other similar debt securities of a comparable maturity.
Risks Relating to the Floating Reference Rate
The Floating Reference Rate, and Therefore Market Value of, and Return on, the Notes, May be Volatile and Will Be Affected by a Number of Factors.
The Floating Reference Rate and the secured overnight financing rate (“SOFR”), and therefore the Floating Interest Rate and the market value of, and return on, the Notes, are subject to volatility due to a variety of factors, including but not limited to:
•	interest and yield rates in the market;
•	changes in, or perceptions about future SOFR-based CMS rates and SOFR itself;
•	general economic conditions;
•	policies of the U.S. Federal Reserve Board regarding interest rates;
•	supply and demand for U.S. dollar-denominated interest rate swaps with a floating leg based on SOFR for the relevant term;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	inflation and expectations concerning inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	performance of capital markets;
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect markets and interest rates generally; and
•	the time remaining to the maturity of the Notes.
The impact of any of the factors set forth above may enhance or offset some or all of the changes resulting from another factor or factors. A lower 2-Year SOFR CMS Rate (USD) will result in the Floating Interest Rate decreasing, and increase the possibility that you receive only the Minimum Interest Rate for an applicable Interest Period, which would result in no interest accruing for any such Interest Period.

TD SECURITIES (USA) LLC	P-5

The Floating Reference Rate May Be Modified or Discontinued, Which Could Adversely Affect the Market Value of, and Return on, the Notes.
The Floating Reference Rate represents the fixed rate of interest payable on a hypothetical interest rate swap. In such a hypothetical swap, a fixed rate of interest is exchangeable for a floating rate based on SOFR (compounded in arrears for twelve months using standard market conventions), each payable annually on an Actual/360 basis (i.e. interest accrues based on the actual number of days elapsed in a year assumed to be 360 days). SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The Floating Reference Rate is published by the ICE Benchmark Administration Limited (the “IBA”) and SOFR is published by the New York Federal Reserve. TD has no control over the determination, calculation or publication of the Floating Reference Rate or SOFR and there can be no guarantee that the Floating Reference Rate and SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to your interest in the Notes. Because the Floating Reference Rate and SOFR are relatively new, there may be a greater likelihood of changes to the methods pursuant to which they are determined than there would be if they had longer publication histories. Any changes to the manner in which the Floating Reference Rate or SOFR is calculated could adversely affect the market value of, and return on, the Notes.
Additionally, if the Calculation Agent determines that the 2-Year SOFR CMS Rate (USD) has been permanently or indefinitely discontinued prior to an Interest Reset Date, then the Calculation Agent or its designee will select a substitute rate for each future Interest Reset Date with reference to (1) any alternative reference rate selected by the central bank, monetary authority or any similar institution and (2) accepted market practice and usage, as discussed further in the prospectus supplement under “Description of the Notes We May Offer — Interest Rates — Floating Rate Notes — CMS Rate Notes”. If the Calculation Agent (or its designee) selects an Alternative Rate, it may make Adjustments (as defined in the prospectus supplement) to the terms of the Notes, including to the Spread, as appropriate to account for differences with the Alternative Rate. There can be no assurance that the characteristics of any Alternative Rate will be similar to the Floating Reference Rate (or the then-current reference rate that it is replacing) or that any Adjustments will produce the economic equivalent of the Floating Reference Rate (or the then-current reference rate that it is replacing). The use of an Alternative Rate may result in a return on the Notes that is substantially lower than or that does not otherwise correlate over time with the payment that would have been made had the Floating Reference Rate (or the then-current reference rate that it is replacing) remained available in its current form.
There is Limited Historical Data Regarding the Floating Reference Rate and SOFR and the Future Performance of the Floating Reference Rate and SOFR Cannot Be Predicted Based on Historical Performance.
The Floating Reference Rate was first published by the IBA in November 2021. Similarly, the New York Federal Reserve began to publish SOFR in April 2018, though the New York Federal Reserve has also published indicative historical SOFR going back to August 2014. Accordingly, both the Floating Reference Rate and SOFR have limited historical performance. You should not rely on any historical changes or trends in the Floating Reference Rate or SOFR (whether based on actual or indicative historical data). The future performance of the Floating Reference Rate and SOFR cannot be predicted based on their past performance, and the performance of the Floating Reference Rate and SOFR during the term of the Notes may bear little or no relation to their limited historical performance. Since the initial publication of the Floating Reference Rate and SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on the Notes may fluctuate to a larger degree than floating-rate securities that are linked to less volatile rates.
Risks Relating to Valuation and Liquidity
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. TD Securities (USA) LLC and other affiliates of TD may make a market for the Notes; however, they are not required to do so. TD Securities (USA) LLC or any other affiliate of TD may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Issue Price, and as a result, you may suffer substantial losses.

TD SECURITIES (USA) LLC	P-6

The Temporary Price at Which the Underwriter May Initially Buy The Notes in the Secondary Market May Exceed Other Secondary Market Values and, Depending on Your Broker, the Valuation Provided on Your Customer Account Statements May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Underwriter may initially buy or sell the Notes in the secondary market (if the Underwriter makes a market in the Notes, which it is not obligated to do) may, for a temporary period after the Pricing Date of the Notes, exceed the secondary market value of the Notes, as discussed further under “Supplemental Plan of Distribution (Conflicts of Interest).” During this temporary period such prices may, depending on your broker, be greater than the valuation provided on your customer account statements; you should inquire with your broker as to the valuation provided on your customer account statement. The price at which the Underwriter may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
Risks Relating to Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the interest payments on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision.
Under Certain Circumstances, the Calculation Agent May Replace the Floating Reference Rate and Make Conforming Changes to the Terms of the Notes, Including Adjusting the Spread.
As discussed further herein under “Information About the Floating Reference Rate”, if the 2-Year SOFR CMS Rate (USD) has been permanently or indefinitely discontinued, then the Calculation Agent (or its designee) may select an Alternative Rate and make other Adjustments to the terms of the Notes. There can be no assurance that the Alternative Rate and any Adjustments will perform similarly to the Floating Reference Rate and the use of the Alternative Rate and/or Adjustments may adversely affect the market value of, and return on, the Notes. Furthermore, if the Calculation Agent cannot determine an Alternative Rate, it may rely on the 2-Year SOFR CMS Rate (USD) published on a date prior to the applicable Interest Reset Date, meaning the interest paid during the corresponding Floating Interest Period will not be based on then-current interest rates and may adversely affect the market value of the Notes for that period and your return on the Notes. In such a situation, the Calculation Agent may have a conflict of interest in making any such decision.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes May Be Uncertain.
The U.S. tax treatment of the Notes may be uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the prospectus under “Tax Consequences—Canadian Taxation” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-7

Information About the Floating Reference Rate
Included on the following pages is a brief description of the Floating Reference Rate and SOFR. This information has been obtained from publicly available sources. Also set forth below are graphs that the past performance for the Floating Reference Rate. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg without independent verification. You should not take the historical performance of the Floating Reference Rate as an indication of future performance.
2-Year SOFR CMS Rate (USD)
The 2-Year U.S. Dollar SOFR ICE Swap Rate (“2-Year SOFR CMS Rate (USD)” or “Floating Reference Rate”) means the rate for U.S. dollar swaps with a maturity of 2 years, which appears on Bloomberg page “USISSO02 <INDEX>” as of 11:00 a.m., New York City time on any date of determination. The Floating Reference Rate measures the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of 2 years. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an Actual/360 day count basis, is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an Actual/360 day count basis. SOFR, as discussed further below, is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. With an Actual/360 day count basis, interest accrues based on the actual number of elapsed days in a hypothetical year assumed to be 360 days.
Additionally, if the Calculation Agent determines that the 2-Year SOFR CMS Rate (USD) has been permanently or indefinitely discontinued prior to an Interest Reset Date, then the Calculation Agent or its designee may select an Alternative Rate and make Adjustments to the terms of the Notes, as discussed further herein and in the prospectus supplement under “Description of the Notes We May Offer — Interest Rates — Floating Rate Notes — CMS Rate Notes”.
On April 14, 2023, the Floating Reference Rate was 4.10%. The graph below sets forth the historical performance of the Floating Reference Rate from November 18, 2021 through April 14, 2023. Publication of the Floating Reference Rate began on November 18, 2021. Accordingly, the Floating Reference Rate has limited historical performance and an investment with a return based on its performance may be more risky than a comparable investment with a return based on the performance of an interest rate with a more established record of performance. The future performance of the Floating Reference Rate cannot be predicted based on its historical performance and may bear little or no relation to its historical performance.
2-Year USD SOFR ICE Swap Rate

SOFR
The Secured Overnight Financing Rate (“SOFR”) is published by the Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The Federal Reserve reports that SOFR includes all trades in the “Broad General Collateral Rate” (as defined on the Federal Reserve’s website), plus bilateral Treasury repurchase agreement transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation, a subsidiary of the Depository Trust and Clearing Corporation. SOFR is filtered by the Federal Reserve to remove a portion of the foregoing transactions considered to be “Specials”, which are repurchases for specific-issue collateral, which take place at cash-lending rates below those for general collateral repurchases because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security. For additional information regarding SOFR, see “Description of the Notes We May Offer ‑ Interest Rates ‑ Floating Rate Notes ‑ SOFR Notes” in the prospectus supplement.

TD SECURITIES (USA) LLC	P-8

Material U.S. Federal Income Tax Consequences
General The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders of the purchase, beneficial ownership and disposition of the Notes. This discussion replaces the federal income tax discussions in the prospectus supplement and prospectus. This discussion does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:
•	an individual who is a citizen or a resident of the U.S., for U.S. federal income tax purposes;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S. or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:
•	a nonresident alien individual for federal income tax purposes;
•	a foreign corporation for federal income tax purposes; or
•	an estate or trust whose income is not subject to federal income tax on a net income basis.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).
This discussion is based on interpretations of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. This discussion addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This discussion does not address the tax consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code and does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the U.S.; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes).
U.S. Federal Income Tax Treatment of the Notes as Debt for U.S. Federal Income Tax Purposes and Payments of Interest
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that the Notes will be treated as debt for U.S. federal income tax purposes. The Notes should be treated as “variable rate debt instruments”.
Sale, Exchange or Maturity of the Notes. Upon the disposition of a Note by sale, exchange, maturity or other taxable disposition, a U.S. Holder should generally recognize taxable gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but untaxed interest) and (2) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s cost of the Note. Because the Note is held as a capital asset, such gain or loss will generally constitute capital gain or loss. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital loss realized on the sale, exchange, maturity or other taxable disposition of a Note is subject to limitations.
Interest. Pursuant to rules governing the tax treatment of variable rate debt instruments, interest will be taxable to you as ordinary interest income at the time it is accrued or received, in accordance with your method of tax accounting.

TD SECURITIES (USA) LLC	P-9

Medicare Tax on Net Investment Income
U.S. Holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets
Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this reporting obligation to your ownership of the Notes.
Backup Withholding and Information Reporting
Interest paid on, and the proceeds received from a sale, exchange, maturity or other taxable disposition of Notes held by a U.S. Holder will be subject to information reporting unless the U.S. Holder is an “exempt recipient” and may also be subject to backup withholding if the holder fails to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against such U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
Tax Treatment of Non-U.S. Holders
In general and subject to the discussion below, if you are a Non-U.S. Holder, you should generally not be subject to U.S. federal income or withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders
A Note may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the Note at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the U.S. includes only property situated in the U.S. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-10

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TD Securities (USA) LLC, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TD Securities (USA) LLC will purchase the Notes from TD at the public offering price less an underwriting discount of up to the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers. Such other registered broker-dealers will offer the Notes at the public offering price set forth on the cover page of this pricing supplement. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $990.00 (99.00%) per Note. TD Securities (USA) LLC will receive a commission of up to $12.00 (1.20%) per Note and may use all or a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The total “Underwriting Discount” and “Proceeds to TD” to be specified on the cover hereof will reflect the aggregate of the underwriting discounts per Note at the time TD established any hedge positions on or prior to the Pricing Date, which may be variable and fluctuate depending on market conditions at such times.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Underwriter may initially buy or sell the Notes in the secondary market, if any, may, for a temporary period expected to be approximately 18 months after the Issue Date, exceed the secondary market value of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. This discretionary election and the temporary reimbursement period are determined on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
Conflicts of Interest. TD Securities (USA) LLC is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We may use this pricing supplement in the initial sale of the Notes. In addition, TD Securities (USA) LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-11